Exhibit 10.3.6

FIFTH AMENDMENT TO DISTRIBUTION AGREEMENT

        This Fifth Amendment to Distribution Agreement (this “Amendment”), dated as of June 22, 2006, is made by Par Pharmaceutical, Inc., a Delaware corporation (successor by merger to Par Pharmaceutical, Inc., a New Jersey corporation) (“Par”), and Bradley Pharmaceuticals, Inc., a Delaware corporation (“Bradley”).

        WHEREAS, Par and Bioglan Pharma, Inc. (now known as BPI Corp.), a Delaware corporation (“Bioglan”), entered into that certain Distribution Agreement, dated as of December 27, 2000 (the “Original Agreement”), relating to the supply and distribution of doxycycline monohydrate tablets and capsules;

        WHEREAS, Par, Bioglan and Quintiles Ireland Limited, a company incorporated in the Republic of Ireland (“Quintiles”), entered into that certain Assignment of Distribution Agreement (the “Assignment”), pursuant to which, among other matters, (i) Bioglan assigned all of its right, title and interest in and to the Original Agreement to Quintiles, (ii) Quintiles assumed certain obligations of Bioglan under the Original Agreement, (iii) Par consented to the foregoing assignment and assumption and (iv) the parties amended certain provisions of the Original Agreement, all as set forth therein;

        WHEREAS, Par and Quintiles entered into that certain Second Amendment to Distribution Agreement and First Amendment to Assignment of Distribution Agreement, dated as of September 11, 2003 (the “Second Amendment”), pursuant to which Par and Quintiles amended the Assignment and further amended the Original Agreement, all as set forth therein;

        WHEREAS, Par and Quintiles have entered into that certain Third Amendment to Distribution Agreement, dated as of April 13, 2004 (the “Third Amendment”), pursuant to which Par and Quintiles further amended the Original Agreement, all as set forth therein;

        WHEREAS, pursuant to that certain Consent and Agreement, dated as of July 9, 2004 (the “Consent and Agreement”), Quintiles assigned all of its right, title and interest in and to the Original Agreement, as amended, to Bradley, and Bradley assumed all of the obligations of Quintiles under the Original Agreement, as amended;

        WHEREAS, Par and Bradley have entered into that certain Fourth Amendment to Distribution Agreement, dated as of February 1, 2005 (the “Fourth Amendment”), pursuant to which Par and Bradley further amended the Original Agreement, all as set forth therein (the Original Agreement, as amended by the Assignment, the Second Amendment, the Third Amendment, the Consent and Agreement and the Fourth Amendment, and as may hereafter be amended from time to time, is hereinafter referred to as (the “Amended Agreement”); and

        WHEREAS, Par and Bradley now desire to amend further the Amended Agreement, all as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Par and Bradley hereby agree as follows:

1. Amendment of the Agreement.

        (a) Par and Bradley hereby amend the Agreement by inserting, after Section 2.5 thereof, the following new Section 2.6:

2.6 Development of 125 mg Tablets:

(a)	Par shall use commercially reasonable efforts to (i) develop doxycycline mono tablets in the dosage amount of 125 mg (the “125 mg Tablets”) for sale in the Territory and (ii) submit to the FDA on or before February 1, 2007 an ANDA to obtain final and unconditional approval enabling Par to sell the 125 mg Tablets in the Territory (“125 mg Tablets Approval”); provided, however, that, if Par is required by the FDA to perform any pivotal biostudies for the 125 mg Tablets, Par, prior to initiating such biostudies, shall so notify Bradley in writing (the “Biostudies Notice”), and Bradley shall promptly reimburse Par for Par’s out-of-pocket expenses incurred in connection with such pivotal biostudies, unless Bradley notifies Par in writing within thirty (30) days of its receipt of the Biostudies Notice to discontinue development of the 125 mg Tablets (the “Notice to Discontinue Development”), effective from the date of Par’s receipt of such Notice; provided, further, that nothing herein contained shall constitute a guarantee or warranty by Par that 125 mg Tablets Approval will be obtained. Subject to the foregoing, if Par shall fail to submit the ANDA described in clause (ii) of this Section 2.6(a) within ninety (90) days following February 1, 2007, then Bradley may deliver a written Notice to Discontinue Development within ten (10) days following such 90-day period, effective from the date of Par’s receipt of such notice. Delivery of a Notice to Discontinue Development as provided under this Section 2.6(a) shall mean that Section 2.6(b) hereof shall cease to have effect, Bradley shall have no obligation to pay the amount set forth in Section 2.6(c)(ii) hereof, and Par shall have no further obligation to Bradley with respect to the amount payable to it pursuant to Section 2.6(c)(i) hereof; provided, the remaining provisions of this Agreement, including Section 2.6(c)(i) hereof, shall remain in full force and effect.

(b)	Subject to receipt of 125 mg Tablets Approval and to the provisions of this Agreement, Par hereby appoints Bradley, for the period commencing upon receipt of 125 mg Tablets Approval and ending on December 31, 2016 (the “125 mg Tablets Distribution Period”), as its sole and exclusive distributor of the 125 mg Tablets in the Territory, and Bradley accepts such appointment and agrees to act as such sole and exclusive distributor upon such terms and conditions of, and the

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125 mg Tablets shall be included in the definition of “Products” as used in, this Agreement. If Bradley is not in default under this Agreement, upon the expiration of the 125 mg Tablets Distribution Period, Bradley shall have the right to purchase the ANDA for the 125 mg Tablets from Par for the purchase price of ten dollars ($10). Par shall have the right to sell the 125 mg Tablets outside the Territory at any and all times.

(c)	In consideration for the provisions of this Section 2.6, Bradley shall pay to Par, by wire transfer of immediately available funds to an account previously designated in writing by Par, the sum of $400,000 (the “125 mg Tablets Fee”), as follows: Bradley shall pay (i) one-half (1/2) of the 125 mg Tablets Fee upon the execution of this Amendment and (ii) one-half (1/2) of the 125 mg Tablets Fee within five (5) business days of its receipt from Par of written confirmation of the 125 mg Tablets Approval.

        (b) Par and Bradley hereby amend Section 5.1(a) of the Agreement by inserting, between the seventh and eighth sentences thereof, the following:

“The purchase price payable by Bradley for the 125 mg Tablets supplied to it by Par shall be $305.00 per 1,000 tablets in bulk order in containers of 20,000 tablets.

        (c) Par and Bradley hereby amend Section 5.1(c) of the Agreement by deleting the third sentence of Section 5.1(c) in its entirety and replacing it with the following sentence:

“Thereafter, the price for Product to be used by Bradley as samples, including Additional Tablets, Additional Capsules, 150 mg Tablets, 150 mg Capsulesand 125 mg Tablets to be used as samples, shall equal the sum of Par’s aggregate direct costs, out-of-pocket costs and documented raw material costs for such Product.”

        (d) Par and Bradley hereby amend Section 5.3 of the Agreement by deleting Section 5.3 in its entirety and replacing it with the following:

“As additional consideration for the Tablets, Bradley shall pay to Par five percent (5%), and as additional consideration for the Additional Tablets, the 150 mg Tablets, the 150 mg Capsules, the 125 mg Tablets and the Additional Capsules, Bradley shall pay to Par seven and one-half percent (7.5%), of the net sales (gross sales less returns and allowances other than allowances for bad debts or doubtful accounts) by Bradley and its affiliates of Tablets, Additional Tablets, 150 mg Tablets, 150 mg Capsules, the 125 mg Tablets, and Additional Capsules, as the case may be, to unrelated third-party customers, which additional consideration shall be paid to Par as part of the purchase price for the Tablets, Additional Tablets, 150 mg Tablets, 150 mg Capsules, the 125 mg

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Tablets and Additional Capsules sold and shall not be treated as a royalty or similar payment.”

        (e) Par and Bradley hereby amend Section 8.1 of the Agreement by deleting Section 8.1 in its entirety and replacing it with the following:

8.1 Term: The term of this agreement shall commence on January 1, 2001 and shall terminate on (i) December 31, 2010 with respect to the Tablets, Capsules, Additional Tablets and Additional Capsules only; (ii) December 31, 2015 with respect to the 150 mg Capsules and 150 mg Tablets only; and (iii) December 31, 2016 with respect to the 125 mg Tablets only; unless earlier terminated in accordance with the provisions of this agreement.

        (f) Except as expressly modified hereby, the Agreement remains in full force and effect.

2.    Noncontravention. Each party hereto severally represents and warrants that the execution and delivery by it of this Amendment and the performance by it of its obligations under the Amended Agreement, as amended hereby, do not and will not (with or without the giving of notice or the passage of time) (a) contravene or conflict with or constitute a violation of any provision of law applicable to it or its properties, assets or activities, (b) result in the creation or imposition of any lien upon any of its properties or assets or (c) constitute a default or breach under or a violation of, or give rise to any right of termination, cancellation or acceleration of, any of its organizational documents or any material contract or agreement to which it is a party or is otherwise bound.

3.    Governing Law/Counterparts. This Amendment shall be deemed to have been made under, and shall be governed by, the laws of the State of New York. This Amendment may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute a single agreement.

        IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized representative of the parties hereto.

PAR PHARMACEUTICAL, INC.

By:	/s/ Michael Graves
	Name:	Michael Graves
	Title:	President, Generic Product Division

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Ralph N. Landau
	Name:	Ralph N. Landau
	Title:	Vice President & Chief Scientific Officer

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